Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

ST. BERNARD SOFTWARE, INC.,

a Delaware corporation;

AGAVEONE ACQUISITION CORP.,

a Delaware corporation;

SINGLEFIN ACQUISITION, LLC,

a Delaware limited liability company;

AGAVEONE, INC. dba Singlefin,

a Nevada corporation;

and

JAKE JACOBY

Dated as of October 3, 2006

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of October 3, 2006, by and among: ST. BERNARD SOFTWARE, INC., a Delaware corporation (“Parent”); AGAVEONE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); SINGLEFIN ACQUISITION, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC”); AGAVEONE, INC., a Nevada corporation dba Singlefin (the “Company”); and Jake Jacoby (“Jacoby” or the “Designated Officer”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub, and the Company and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders that Parent and the Company combine in order to advance the long-term business interests of Parent and the Company.

B. The strategic combination of Parent and the Company (the “Merger”) shall be effected in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement through a transaction in which (i) Merger Sub will merge with and into the Company (the “Merger”), the Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent, and the stockholders of the Company will become stockholders of Parent, and (ii) the Company, as the surviving corporation in the Merger, will merge with and into LLC (the “LLC Merger”), and LLC will be the surviving entity in the LLC Merger (the Merger and the LLC Merger being herein referred to as the “Combination”).

C. The Board of Directors of the Company (i) has unanimously determined that the Combination is advisable, fair to, and in the best interests of the Company and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company adopt this Agreement.

D. The Board of Directors of Parent (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement.

E. For U.S. Federal income tax purposes, it is intended that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and each of Parent and the Company will be a “party to a reorganization” within the meaning of Section 368(c) of the Code.

F. Jacoby owns a total of 4,770,000 shares of the Common Stock, $0.001 par value, of the Company (“Company Common Stock”).

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AGREEMENT

In consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the Nevada Corporations Code (“NCC”).

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Standard Time on October 18, 2006, or at such other time and date as agreed between the Parties (the “Scheduled Closing Time”). (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and a certificate of merger satisfying the applicable requirements of the NCC shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the respective Secretary of State of the State of Delaware and the State of Nevada for filing. The Merger shall become effective upon the filing of both such certificates of merger with the Secretary of State of the States of Delaware and Nevada (the “Effective Time”).

1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

1.5 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Subject to Section 1.8(c) and subject to adjustment as set forth in Section 1.14, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.5(b) below) shall be converted at the Effective Time into the right to receive, at the election of the holder thereof, either (1) that fraction of a share of common stock of Parent (“Parent Common Stock”) equal to the Exchange Ratio (as defined below), or (2) cash equal to $.32334 per share of Company Common Stock (such cash payments or shares of Parent Common Stock is referred to herein as the “Merger Consideration”). The exchange ratio (“Exchange Ratio”) shall be calculated by dividing (i) $.32334 by (ii) $3.75. Each holder of Company Common Stock who has not elected to receive shares of Parent Common Stock pursuant to Section 1.5(a)(1) hereof shall be deemed to have elected to receive cash pursuant to Section 1.5(a)(2). Elections made or deemed to have been made by holders of Company Common Stock pursuant to this Section 1.5 shall be made only with respect to all shares of Company Common Stock beneficially owned by such

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holder. Only holders of Company Common Stock who are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act and who make the representations set forth in Section 5.3(a) will be entitled to receive shares of Parent Common Stock. Holders of Company Common Stock who are not able to make such representations and other such holders who elect to receive cash in lieu of Parent Common Stock for their shares of Company Common Stock shall receive a cash payment for the aggregate number of shares held by each of them rounded up to the nearest cent.

(b) Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock held by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no shares of Parent Common Stock shall be issued in exchange therefor. All shares of Parent Common Stock owned by Company or any subsidiary of Company shall become treasury stock of Parent.

(c) Each share of the common stock ($0.001 par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) One-half of the shares of Parent Common Stock paid under Section 1.5(a) above to Jacoby (the “Escrow Fund”) shall be placed into escrow by Parent until disbursement thereof in accordance with terms of the Escrow Agreement, as security for the indemnification obligations of Jacoby under Section 9.2 of this Agreement. In addition, each holder of Company Common Stock’s pro rata portion of the Working Capital Escrow Amount shall be withheld from the amounts paid under Section 1.5(a) and placed into escrow by Parent until disbursement thereof in accordance with the terms of the Escrow Agreement as security for the payment of the Working Capital Deficit Adjustment under Section 1.14 of this Agreement. For purposes thereof, shares of Parent Common Stock otherwise issuable pursuant to Section 1.5(a) shall be valued at $3.75 per share. A holder of Parent Common Stock held in escrow pursuant to the Escrow Agreement shall have the same voting rights and shall receive any dividends or distributions with respect to such escrowed shares on the same terms as holders of Parent Common Stock that are not held in the Escrow Fund.

(f) Any amount payable in cash pursuant to this Agreement may be paid by check or wire transfer at the option of the Payor, provided that such check or a confirmation of wire transfer is delivered to the payee on the date specified for cash payment hereunder.

1.6 Employee Stock Options.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of options to purchase Company Common Stock (“Company Options”), the vesting of each Company Option that is outstanding, unexercised and unexpired, shall be accelerated in full so that each such Company Option is fully vested and exercisable. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, taking into account the vesting acceleration provided above, each Company Option (other than any Company Option issued to Jacoby, which shall be assumed by Parent pursuant to Section 1.6(b)) outstanding immediately prior to the Effective Time shall terminate and be cancelled and will be converted into the right to receive for each share of Company Common Stock that would be obtainable upon exercise of the Company Option as of immediately prior to Effective Time an amount (the “Option Consideration”) equal to the positive result of (1) $0.32334, minus (2) the exercise price required to be paid to acquire the corresponding share of

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Company Common Stock (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). The Option Consideration required to be paid to such Company Optionholder pursuant to this Section 1.6, less applicable Taxes required to be withheld with respect to such payments, shall be paid in cash by Parent on Friday, January 5, 2007.

(b) At the Effective Time, Parent will assume Company’s 2005 Stock Incentive Plan (the “Company Option Plan”) but shall only assume options issued and outstanding under the Company Option Plan as set forth in this Section 1.6(b). At the Effective Time, each outstanding Company Option held by Jacoby shall be assumed by Parent and converted into an option (an “Assumed Option”) to purchase the number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share. The per share exercise price of each Assumed Option shall be equal to the quotient obtained by dividing the per share exercise price of the corresponding Company Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that if Section 421 of the Code applies to such Company Option by reason of its qualification under Section 422 of the Code, then the exercise price of the corresponding Assumed Option, the number of shares purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such Assumed Option shall be determined in order to comply with Section 424 of the Code. Except for the foregoing adjustments, all of the terms and conditions in effect for each Company Option immediately prior to the Effective Time shall continue in effect following the assumption thereof in accordance with this Agreement and its terms (including any terms regarding adjustments for stock splits and similar transactions). Parent shall file with the Securities and Exchange Commission, within 60 days after the Closing Date, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable in respect of the Assumed Options.

(c) Prior to the Effective Time, the Company shall provide notice (subject to reasonable review by Parent) to each holder of Company Options describing the treatment of such Company Options in accordance with this Section 1.6.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time.

1.8 Exchange of Certificates.

(a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and cash in lieu of any fractional share of Parent Common Stock, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an

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appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate. The shares of Parent Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

(b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of the issuance of any such fractional share of Parent Common Stock pursuant to section 1.8(a), cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of Parent Common Stock multiplied by $3.75.

(d) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Tax Consequences. For federal income tax purposes, the Combination is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and agree that each of Parent and the Company will be a “party” to a reorganization within the meaning of Section 368(c) of the Code.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.11 The LLC Merger. Immediately following the Effective Time, without condition, Parent shall cause LLC to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the LLC Merger (the “LLC Certificate of Merger”) conforming to the requirements of the DGCL. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

1.12 Effects of the LLC Merger.

(a) At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described in Section 1.11 (the “LLC Effective Time”), (i) the separate existence of the Company shall cease and the Company shall be merged with and into LLC, with LLC as the surviving entity in the LLC Merger (LLC and the Company are sometimes referred to below as the “LLC Constituent Entities” and LLC following the LLC Merger is sometimes referred to below as the “Continuing LLC”), and (ii) the Certificate of Formation and the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger.

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(b) At and after the LLC Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

1.13 Conversion of Securities in LLC Merger. By virtue of the LLC Merger and without any further action on the part of the Company, LLC or Continuing LLC, (i) each limited liability company interest of LLC then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one limited liability company interest of the Continuing LLC and (ii) each share of common stock of the Company then outstanding shall be converted into limited liability company interest of the Continuing LLC.

1.14 Working Capital Adjustment. The Merger Consideration is premised upon the Company having as of the Closing and delivering to Parent a Working Capital Deficit of $759,741 (the “Company Working Capital Deficit”). The total Merger Consideration payable pursuant to Section 1.5(a) shall be reduced, as set forth herein, by the amount, if any, by which the Company’s working capital as of the Closing is less than the Company Working Capital Deficit or increased by the amount, if any, by which the Company’s working capital as of the Closing is greater than the Company Working Capital Deficit, as applicable (the “Working Capital Adjustment”). In connection therewith, on the Closing Date, Parent shall deliver to the Escrow Agent cash in an amount equal to $100,000 held back from the Merger Consideration pursuant to Section 1.5(e) (the “Working Capital Escrow Amount”) solely to fund any amount payable under this Section 1.14. The Working Capital Escrow Amount shall be held by the Escrow Agent and disbursed in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Working Capital Adjustment shall be calculated and settled as follows:

(a) Two (2) business days before the Closing Date, the Company shall provide Parent with a preliminary written estimate of the Working Capital Deficit as of the Closing Date on a schedule (the “Closing Working Capital Schedule”), which Closing Working Capital Schedule (i) shall set forth in reasonable detail the Company’s calculation of the Working Capital as of the Closing Date, and the Working Capital Deficit Amount (the “Estimated Working Capital Deficit Amount”), if any, and (ii) shall be prepared in good faith by the Company and in accordance with this Section 1.14 and the same accounting principles of the Company used in the preparation by the Company of the Unaudited Interim Balance Sheet.

(b) As soon as practicable (and in any event within 60 days) after the Effective Time, Parent shall prepare and deliver to Jacoby an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be accompanied by a schedule which shall set forth in reasonable detail Parent’s calculation of the Working Capital Deficit Amount (the “Parent Proposed Working Capital Deficit Amount”). The Closing Date Balance Sheet and the Parent Proposed Working Capital Deficit Amount shall be prepared in accordance with the same accounting principles of the Company used in the preparation by the Company of the Unaudited Interim Balance Sheet.

(c) Following the delivery of the Closing Date Balance Sheet to Jacoby, Parent shall provide Jacoby with reasonable access during normal business hours to the books and records of the Surviving Corporation as well as any relevant work papers of Parent, the Company and their accountants generated in preparing the Closing Balance Sheet and the Parent Working Capital

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Schedule as may reasonably be required for the review of the calculation of the Parent Proposed Working Capital Deficit Amount. All fees, costs and expenses of Jacoby relating to the review of the Closing Date Balance Sheet shall be borne by Jacoby and all fees, costs and expenses of Parent or the Surviving Corporation relating thereto shall be borne by Parent. Jacoby shall make available to Parent and its accountants, at the request of Parent, any relevant work papers of Jacoby and its accountants generated in connection with the review of the Closing Date Balance Sheet.

(d) If Jacoby has any objections to the Closing Date Balance Sheet or the Parent Proposed Working Capital Deficit Amount, he shall deliver to Parent a statement describing his objections (the “Dispute Notice”) within 15 days after his receipt of the Closing Date Balance Sheet and the Parent Proposed Working Capital Deficit Amount. Parent and Jacoby shall use commercially reasonable efforts for a period of 15 days following a Dispute Notice to resolve any disagreement. If Parent and Jacoby have been unable to resolve the disagreement by the end of such period, an independent arbitrator shall be retained to make a determination on the matter in dispute. The determination of the arbitrator shall be final, binding and conclusive on the parties and the appropriate payment shall be made by the parties based upon the final determination of the arbitrator. The fees and expenses of the arbitrator shall be borne equally by Parent, on the one hand, and Jacoby on the other hand. Each party shall pay its own costs and expenses (including attorneys’ fees) incurred in connection with any such disagreement.

(e) In the event:

(i) there is no Working Capital Deficit Adjustment, the Escrow Agent shall promptly deliver to Jacoby, as payment agent, cash equal to the Working Capital Escrow Amount for distribution pro rata to the holders of Company Common Stock outstanding as of the Effective Time;

(ii) the Working Capital Deficit Adjustment is less than the amount in the Working Capital Escrow Amount, then the Escrow Agent shall promptly deliver (A) to Jacoby, as payment agent, for distribution pro rata to the holders of Company Common Stock outstanding as of the Effective Time cash equal to the Working Capital Escrow Amount less the Working Capital Deficit Adjustment, and (B) to Parent cash equal to the Working Capital Deficit Adjustment.

(iii) the Working Capital Deficit Adjustment is greater than or equal to the Working Capital Escrow Amount, then (A) the Escrow Agent shall promptly deliver to Parent cash equal to the Working Capital Escrow Amount and (B) Parent shall be entitled to indemnification from the Escrow Fund under Section 9.2(a) for the amount by which the Working Capital Deficit Adjustment exceeds the Working Capital Escrow Amount, subject to the limitation set forth in Section 9.3(b).

1.15 Dissenting Holders. If holders of Company Common Stock are entitled to dissent from the Merger and demand appraisal of any such Company Common Stock under applicable law (each person electing to exercise such rights, a “Dissenting Holder”), any shares of Company Common Stock held by a Dissenting Holder as to which appraisal has been so demanded (“Excluded Shares”) shall not be converted as described in Section 1.5, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; provided however, that each share of Company Common Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of Company Common Stock, in either case pursuant to applicable law, shall not be deemed an Excluded Share, but shall be deemed to be converted, as of the Effective Time, in to the right to receive Parent Common Stock or a cash payment as set forth in Section 1.5. If Parent or the Surviving Corporation makes payments to holders of Excluded Shares and (i) the sum of (A) the aggregate amount of such payments plus (B) Parent’s and the Surviving Corporation’s costs, fees and expenses (including but not limited to reasonable legal, appraisal and expert fees and expenses) in any manner relating to Excluded Shares and/or Dissenting Holders, exceeds (ii) the amount which would otherwise have been paid pursuant to Section 1.5 if such shares had not been Excluded Shares (such excess being “Excess Payments”), then the aggregate amount of such Excess Payments shall be considered Damages for purposes of Section 9.2(a)(v) of this Agreement.

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1.16 Settlement of Company Listed Liabilities. Within two (2) business days prior to the anticipated Closing Date, Company shall provide Parent with a list of certain outstanding accounts payable and other indebtedness in the aggregate amount not to exceed $5,073,918.76 (such listed amounts, the “Company Listed Liabilities”). At the Closing, Parent shall tender payment equal to the principal amount and all accrued interest on each instrument evidencing indebtedness for borrowed money identified in Part 2.11 of the Disclosure Schedule (against delivery and cancellation of instruments), and within 30 days of the Closing Parent shall satisfy each of the Company’s other obligations with respect to the Company Listed Liabilities.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED OFFICER

The Company and the Designated Officer jointly and severally represent and warrant, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers, which exceptions shall qualify the representation or warranty in such numbered section, subsection paragraph or subparagraph and any other section, subsection, paragraph and subparagraph to the extent such disclosure reasonably appears to be applicable to such representation or warranty) supplied by the Company to Parent (the “Disclosure Schedule”) to and for the benefit of the Indemnitees, as follows:

2.1 Due Organization; No Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Singlefin.”

(c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2 Articles of Incorporation and Bylaws; Records. The Company has made available to Parent accurate and complete copies of: (1) the Company’s articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other

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proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors except for any such violation or inconsistent action would not result in a Material Adverse Effect if such transaction or action were rescinded or if the full effect of any potential damages resulting therefrom were taken into account. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (with $0.001 par value), of which 6,521,300 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) The Company has reserved 2,263,750 shares of Company Common Stock for issuance under the Company Option Plan, of which options to purchase 1,480,000 shares are outstanding under the Company Option Plan and options to purchase 950,000 shares of Company Common Stock have been granted and are outstanding outside the Company Option Plan as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company and the Designated Officer, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c) All outstanding shares of Company Common Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the NCC and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

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2.4 Financial Statements.

(a) The Company has made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The unaudited balance sheet of the Company as of December 31, 2005, and the related unaudited income statement of the Company for the year then ended; and

(ii) the unaudited balance sheet of the Company as of August 31, 2006 (the “Unaudited Interim Balance Sheet”), and the related unaudited income statement of the Company for the eight months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule and except as contemplated by this Agreement, since August 31, 2006:

(a) there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company and the Designated Officer, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f) there has been no amendment to the Company’s articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since August 31, 2006, exceeds $25,000;

(i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

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(j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, in each case except in the ordinary course of business and consistent with the Company’s past practices;

(k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of assets made in the ordinary course of business and consistent with the Company’s past practices;

(m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o) the Company has not commenced or settled any Legal Proceeding;

(p) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(q) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(p)” above.

2.6 Title to Assets.

(a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7 Bank Accounts; Receivables.

(a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of August 31, 2006. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts

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receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since August 31, 2006 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current.

2.8 Equipment; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

2.9 Intellectual Property; Privacy.

(a) Products and Services. Part 2.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.

(b) Registered IP. Part 2.9(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company Product identified in Part 2.9(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has made available to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c) Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property used in the conduct of the Company’s business is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (x) agreements between the Company and its employees and contractors in the Company’s standard form thereof and (y) non-exclusive licenses to third-party software that is not generally available on standard commercial terms) and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Company IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than any Company IP Contract with a customer in the Company’s standard form of End User License Agreement). The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e) Royalty Obligations. Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company pursuant to a Company IP Contract to any other Person (other than sales commissions paid to employees and contractors according to the Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

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(f) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. Part 2.9(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development.

(g) Ownership Free and Clear. The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.9(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP that is registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Protection of Proprietary Information. The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing, except for the disclosure of Company IP to employees and independent contractors bound by confidentiality and inventions assignment agreements, no portion of the source code for any software ever owned or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v) Past IP Dispositions. Since August 31, 2006, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi) Standards Bodies. The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vii) Sufficiency. The Company owns or otherwise has, and immediately after the Closing Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

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(h) Valid and Enforceable. All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii) Trademarks. In the geographic territory in which the Company conducts its business, no trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person and no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

(iii) Legal Requirements and Deadlines. Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. Part 2.9(h)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is has been pending or, to the best of the knowledge of the Company and the Designated Officer, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the knowledge of the Company and the Designated Officer, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i) Third-Party Infringement of Company IP. To the best of the knowledge of the Company and the Designated Officer, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition and no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual

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Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. The Company has not received notice from any third party alleging such infringement, misappropriation unfair competition or trade practices. Without limiting the generality of the foregoing:

(l) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the knowledge of the Company and the Designated Officer, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Proceeding. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m) Other Infringement Liability. The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(n) Infringement Claims Affecting In-Licensed IP. To the best of the knowledge of the Company and the Designated Officer, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o) Bugs. Except as set forth in Part 2.9(o) of the Disclosure Schedule and other than routine bugs, defects or errors that would reasonably be expected to be corrected in the ordinary course of the maintenance and support services provided by the Company which would not result in a Material Adverse Effect individually or in aggregate, none of the current versions of the software in each of the Company Products commercially released by the Company (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, or is distributed with, or is used in the design, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the intended use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment made by the Company relating to the use, functionality, or performance of such Company Software or the Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.

(p) Harmful Code. The Company Software does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in a malicious manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

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(q) Source Code. The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, or was not, as of the date of this Agreement, an employee or contractor of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r) Part 2.9(r) of the Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in, or distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(t) Part 2.9(t) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No material breach or violation of any such security policy has occurred or, to the knowledge of the Company and the Designated Officer, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(u) The Company has complied at all times and in all respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy of User Data or Personal Data.

2.10 Contracts.

(a) Part 2.10 of the Disclosure Schedule identifies:

(i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing for annual compensation in excess of $30,000;

(ii) each Company Contract relating to the sale, use or license of any technology or any Intellectual Property or Intellectual Property Right other than any Company IP contract with a customer in the Company’s standard form of End User License Agreement;

(iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person or (C) develop or distribute any technology;

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(iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v) each Company Contract relating to the acquisition, issuance or transfer of any securities of Company;

(vi) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

(vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.17);

(x) each Company Contract constituting or relating to a Government Contract or Government Bid;

(xi) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate; and

(xii) each instrument evidencing indebtedness for borrowed money identified in Part 2.11 of the Disclosure Schedule.

(Contracts in the respective categories described in clauses “(i)” through “(xii)” above are referred to in this Agreement as “Material Contracts.”)

(b) The Company has made available to Parent or permitted Parent access to accurate and complete copies of all written Material Contracts, including all amendments thereto. There are no contracts or agreements to which the Company is a party of by which its assets are bound that is not in written form. Each Material Contract is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10 of the Disclosure Schedule:

(i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Company and the Designated Officer, no other Person has violated or breached, or committed any default under, any Company Contract;

(ii) to the best of the knowledge of the Company and the Designated Officer, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

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(iii) since December 31, 2005, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

(iv) the Company has not waived any of its material rights under any Material Contract.

(d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(f) Except as set forth in Part 2.10(h) of the Disclosure Schedule, the Company has not entered into any government Contracts or submitted any Government Bids.

2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities reflected or reserved against in the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since August 31, 2006, in the ordinary course of business and consistent with the Company’s past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (d) the Company Listed Liabilities; and (e) the liabilities identified in Part 2.11 of the Disclosure Schedule.

2.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is and has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other written communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have

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been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Company have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except for any claim which has been fully resolved. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No taxing authority proceedings or audits are being conducted or, to the Company’s knowledge, pending with respect to the Company. The Company has not received from any Governmental Body any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax asserted, or assessed by any Governmental Body against the Company which has not yet been settled or otherwise resolved.

(d) Part 2.14(d) of the Disclosure Schedule lists income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has made available to Parent correct and complete copies of all Tax Returns of the Company since inception, and has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2002.

(e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not since expired.

(f) The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h) The unpaid Taxes of the Company (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the

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Closing Date in accordance with the past custom and practice of the company in filing its Tax Returns. Since the date of the Unaudited Interim Balance sheet, the company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP outside the ordinary course of business.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

(i) the name of such employee and the date as of which such employee was originally hired by the Company;

(ii) such employee’s title, and a description of such employee’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other material payments or benefits of any type) received by such employee from the Company with respect to services performed in 2006;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Company Employee Plan in which such employee participates or is eligible to participate; and

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c) The employment of each of the Company’s employees is terminable by the Company at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d) To the best of the knowledge of the Company and the Designated Officer:

(i) no employee of the Company intends to terminate his employment with the Company;

(ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

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(e) Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company;

(ii) a description of such independent contractor duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2006;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company and the Designated Officer, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h) The Company has complied in all material respects with all applicable laws, rules and regulations respecting the classification of individuals as independent contractors. There are, and at no time have been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. The Company has never had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i) Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j) The Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required

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under ERISA with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vi) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (vii) all COBRA forms and related notices; (viii) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k) The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and neither the Company nor the Designated Officer has knowledge of any default or violation by any other party to, the terms of any Company Employee Plan and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the knowledge of the Company and the Designated Officer, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of the Company and the Designated Officer, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA Section 302 of ERISA or Section 417 of the Code; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Foreign Plan. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.

(m) No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

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(n) Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company and the Designated Officer, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(p) To the best of the knowledge of the Company and the Designated Officer, no stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the knowledge of the Company and the Designated Officer, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing), from a Governmental Body that alleges that the Company is not in compliance with any Environmental Law. To the knowledge of the Company and the Designated Officer, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Government Body that alleges that such current or prior owner or the Company is not in compliance with any material Environmental Law. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

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2.17 Related Party Transactions. Except as set forth in Part 2.17 of the Disclosure Schedule, (a) no Related Party has, and no Related Party has at any time since December 31, 2005 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 2005 been, indebted to the Company; (c) since December 31, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 2005 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.17 each of the following shall be deemed to be a “Related Party”: (i) each of the Stockholders; (ii) each individual who is, or who has at any time since December 31, 2005 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.18 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.18 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company and the Designated Officer) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Designated Officer, except as set forth in Part 2.18 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Part 2.18 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. The Designated Officer is not subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the Designated Officer, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.19 Authority; Binding Nature of Agreement. Subject to the receipt of the requisite approval by the shareholders of the Company, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20 Non-Contravention; Consents. Except as set forth in Part 2.20 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s articles of incorporation or bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

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(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject which would have a Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances and minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.20 of the Disclosure Schedule and the filings with the Secretary of State of Nevada and Delaware, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC

Parent, Merger Sub and LLC jointly and severally represent and warrant to the Company and Jacoby as follows:

3.1 SEC Filings; Financial Statements.

(a) Parent has made available to the Company accurate and complete copies (including copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between December 16, 2005 and the date of this Agreement (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has timely filed all reports and material required to be filed pursuant to Section 13, 14 and 15(d) of the Exchange Act during the twelve months prior to the date of this Agreement.

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(b) Parent will promptly deliver to Company any Parent SEC Reports filed between the date hereof and the Effective Time. None of such Parent SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to the Parent SEC Reports filed after the date hereof, will contain any untrue statement of material fact or omitted or, with respect to the Parent SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein. Except as specifically contemplated by this Agreement or reflected in the Parent SEC Reports, there has not been (a) any change or event having a Material Adverse Effect on Parent, (b) any declaration setting aside or payment of any dividend or distribution with respect to the Parent Common Stock or other than consistent with past practices, or (c) any material change in Parent’s accounting principles, procedures or methods.

(c) The consolidated financial statements contained in the Parent SEC Documents: (i) are accurate and complete in all material respects; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

3.2 Authority; Binding Nature of Agreement. Parent, Merger Sub and LLC have absolute the right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent, Merger Sub and LLC of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent, Merger Sub and LLC. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent, Merger Sub and LLC, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.4 Capitalization.

(a) The authorized capital stock of the Parent consists of 50,000,000 shares of Common Stock (with par value), of which 14,191,720 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) The Parent has reserved (i) 2,690,282 shares of Parent Common Stock for issuance under its employee equity incentive plans, of which options to purchase 1,193,287 shares are outstanding as of the date of this Agreement, and (ii) 8,650,103 shares of Parent Common Stock for issuance upon the exercise of outstanding warrants. Except as set Section 3.4(a) and the immediately preceding sentence, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Parent; (iii) contract or agreement under which the Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Parent.

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3.5 Legal Proceedings. Except as set forth in the Parent SEC Documents, there is no pending Legal Proceeding, and (to the knowledge of the Parent) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Parent or any subsidiary of the Parent or any of the assets owned or used by the Parent or any subsidiary of the Parent that would reasonably be expected to result in a Material Adverse Effect on the business assets or financial condition of Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other transactions contemplated by this Agreement.

3.6 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent’s, Merger Sub’s and LLC’s articles of incorporation or bylaws, or (ii) any resolution adopted by the Parent’s stockholders, the Parent’s board of directors or any committee of the Parent’s board of directors;

(b) to the Parent’s knowledge contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent, or any of the assets owned or used by the Parent, is subject which would have a Material Adverse Effect;

(c) to the Parent’s knowledge contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Parent or that otherwise relates to the Parent’s business or to any of the assets owned or used by the Parent;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contract to which the Parent or any of its subsidiaries is a party or to which any of them is bound, or give any Person the right to (i) declare a default or exercise any remedy under any such material contract, (ii) accelerate the maturity or performance of any such material contract, or (iii) cancel, terminate or modify any such material contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any material asset owned or used by the Parent (except for Permitted Encumbrances and minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent).

Except for the filings with the Secretary of State of Nevada and Delaware, the Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger.

3.7 Absence of Changes or Events. Since July 27, 2006, (i) Parent has conducted its business only in the ordinary course and (ii) there has not been any material adverse change in the Parent’s business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Parent, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Parent.

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SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND JACOBY

4.1 Access and Investigation. In the event that there is a delay between the date of this Agreement and the Closing Date, during the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to:

(a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

4.2 Operation of the Company’s Business. During the Pre-Closing Period and except as set forth in this Agreement:

(a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

(c) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business;

(d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

(e) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of outstanding convertible notes);

(f) the Company shall not amend or waive any of its rights under (i) any provision of the Company Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

(g) the Company shall not amend or permit the adoption of any amendment to the Company’s articles of incorporation or bylaws, or effect or permit the Company to become a party to any, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(i) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $5,000 per month;

(j) except in the ordinary course of business consistent with past practices the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

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(k) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except for non-exclusive customer licenses in the ordinary course of business consistent with past practices), or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

(l) the Company shall not (i) lend money to any Person (except that the Company may make routine travel and business expense advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

(m) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

(n) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

(o) the Company shall not make any Tax election;

(p) the Company shall not commence or settle any material Legal Proceeding;

(q) the Company shall not agree or commit to take any of the actions described in clauses ”(e)” through “(p)” above.

Notwithstanding the foregoing, the Company may take any action described above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent’s withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

4.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an material inaccuracy in or material breach of any representation or warranty made by the Company or the Designated Officer in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an material inaccuracy in or material breach of any representation or warranty made by the Company or the Designated Officer in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii) any material breach of any covenant or obligation of the Company or Jacoby ; and

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(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Designated officer in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.4 No Negotiation. During the Pre-Closing Period, except to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company, neither the Company nor Jacoby shall, directly or indirectly:

(a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

(b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

(c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or Jacoby during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Parent, Merger Sub or LLC shall promptly notify the Company in writing of:

(a) the discovery by the Parent, Merger Sub or LLC of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an material inaccuracy in or material breach of any representation or warranty made by the Parent, Merger Sub or LLC in this Agreement;

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an material inaccuracy in or material breach of any representation or warranty made by the Parent, Merger Sub or LLC in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c) any material breach of any covenant or obligation of the Parent, Merger Sub or LLC ; and

(d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

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5.2 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Combination and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Combination and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.3 Accredited Investors.

(a) On or immediately prior to the date that any shares of Parent Common Stock are to be issued by Parent to a stockholder of the Company pursuant to Section 1.5 of the Agreement, each stockholder will represent to Parent, if such stockholder is an “accredited investor” as defined in Rule 501 under the Securities Act, as follows with respect to the Parent Common Stock:

(i) he is acquiring such Parent Common Stock for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than as contemplated hereby;

(ii) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of such Parent Common Stock;

(iii) his financial condition is such that he can afford to bear the economic risk of holding such Parent Common Stock for an indefinite period of time and has adequate means for providing for his current needs and contingencies and to suffer a complete loss of his investment in such Parent Common Stock;

(iv) all information that he has provided to Parent concerning himself and his financial position is correct and complete; and

(v) he is an “accredited investor” as defined in Rule 501 under the Securities Act.

(b) All certificates representing shares of Parent Common Stock issued pursuant to Section 1.5 of the Agreement shall have a restrictive legend in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY ST. BERNARD SOFTWARE, INC., ST. BERNARD SOFTWARE, INC. SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

5.4 Company Stockholder Approval. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the NCC solicit the written consent of its stockholders as promptly as practicable for the purpose of permitting them to consider and consent to

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and approve the Merger and this Agreement. As soon as permissible under the rules of the Nevada Commissioner, the Company shall cause a copy of the Information Statement to be delivered to each stockholder of the Company. Parent shall furnish Company with all information concerning Parent and shall reasonably cooperate with preparation and distribution of the Information Statement. Jacoby shall not transfer any shares of capital stock of the Company that are owned, beneficially or of record, by him and shall, as promptly as practicable after the date of this Agreement, cause all such shares to be voted in favor of or consenting to approval of the Merger and this Agreement (which vote or consent shall not be withdrawn, superseded or invalidated in any way).

5.5 Public Announcements. During the Pre-Closing Period, neither the Company nor Jacoby shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger without Parent’s prior written consent.

5.6 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5.7 Releases. At the Closing, each of the Stockholders shall execute and deliver to the Company a Release in the form of Exhibit D, and each holder of Company Options shall execute and deliver to the Company an Acknowledgment and Release in the form of Exhibit E.

5.8 Termination of Certain Employee Plans. At the Closing, the Company shall terminate all Company Employee Plans (other than the Company Option Plan) and shall ensure that no employee or former employee of the Company has any rights under any of such Plans and that any liabilities of the Company under such Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company. Company shall take no action from and after the date hereof to deposit into any trust (including any “rabbi trust”) amounts in respect of any employee benefit obligations.

5.9 Piggyback Registration.

(a) Parent shall notify any Stockholder electing to receive Parent Common Stock pursuant to Section 1.5 (a “Holder”) in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of Parent Common Stock (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, except for any registration statements related to the issuance or resale of securities issued in such a transaction) and will afford Holder an opportunity to include in such registration statement all or part of any unregistered shares of Parent Common Stock held by such Holders. If any Holder desires to include in any such registration statement all or any part of the unregistered shares of Parent Common Stock held by him he shall, within fifteen (15) days after the above-described notice from Parent, so notify Parent in writing. Such notice shall state the intended method of disposition of such shares by such Holder. If a Holder decides not to include all of his unregistered shares of Parent Common Stock in any registration statement thereafter filed by Parent, each Holder shall nevertheless continue to have the right to include any such shares in any subsequent registration statement or registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(b) If the registration statement under which Parent gives notice under this Section is for an underwritten offering, Parent shall so advise the Holders. In such event, a Holder’s right to be

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included in such registration shall be conditioned upon his participation in such underwriting, the inclusion of his unregistered shares of Parent Common Stock in the underwriting to the extent provided herein, and such Holder entering into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Parent. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated first to Parent and second to the shares to be sold by such Holders and any other holders of Parent Common Stock on a pro rata basis based on the total number of unregistered shares of Parent Common Stock held by such Holders and such other holders participating in such registration.

(c) The obligations of Parent pursuant to this Section 5.9 shall terminate on the date that all shares of Parent Common Stock issued in the Merger are eligible for resale under Rule 144 of the Securities Act.

5.10 S-3 Registration. Parent shall use commercially reasonable efforts to become eligible to register the resale of the Parent Common Stock issued in the Merger pursuant to a registration statement on Form S-3 (the “Form S-3 Registration Statement”). After Parent is eligible to register the resale of such shares on a Form S-3 Registration Statement, Parent shall use its best efforts to so register such shares, subject to the terms of this Section 5.9. Parent shall (i) use its best efforts to file the Form S-3 Registration Statement with the SEC, within sixty (60) days after becoming eligible to use Form S-3, covering the resale of the shares of Parent Common Stock issued as Merger Consideration hereunder to Holders who have furnished Parent with the requisite information, (ii) use all commercially reasonable efforts to cause the Form S-3 Registration Statement to be declared effective as promptly as reasonably practicable thereafter, and (iii) use all commercially reasonable efforts to maintain the continual effectiveness of the Form S-3 Registration Statement until the first to occur of (y) the resale of all such shares of Parent Common Stock covered by the Form S-3 Registration Statement, and (z) the eligibility of all such shares of Parent Common Stock for resale under Rule 144 of the Securities Act; provided, however, that if Parent shall furnish to the Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent stating that a material corporate development has occurred or a material corporate transaction is under consideration and, in the reasonable good faith judgment of such officer, after consulting with Parent’s counsel, disclosure of such development or transaction in an amendment or supplement to the registration statement (or the related prospectus) would be seriously detrimental to Parent (or would deprive Parent of the opportunity to pursue a significant favorable transaction), then Parent shall have the right to suspend the effectiveness of such registration statement and to prohibit each former stockholder of the Company from effecting any sale of Parent Common Stock pursuant to such registration statement (and the related prospectus) for one or more periods, which shall not exceed ninety (90) days in any single instance or one hundred eighty (180) days in the aggregate. The obligations of Parent pursuant to this Section 5.10 shall terminate on the date that all shares of Parent Common Stock issued in the Merger are eligible for resale under Rule 144 of the Securities Act.

5.11 Director and Officer Indemnification, Etc. For a period of six (6) years from the Effective Time, Parent, Merger Sub and LLC each agrees that for acts occurring prior to the Effective Time, all rights to indemnification and advancement of expenses existing in favor of the directors and officers of Company (the “Indemnified Parties”) under the provisions existing on the date hereof of the Articles of Incorporation, Bylaws and indemnification agreements of Company shall survive the Effective Time, and Parent, Merger Sub and LLC each agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted under the provisions existing on the date hereof of Company’s Articles of Incorporation and Bylaws and indemnification agreements of Company. The provisions of this Section 5.12 shall be binding on Parent, Merger Sub and LLC’s successors and assigns.

5.12 Tax-Free Reorganization Treatment. The parties intend the Combination to qualify as a reorganization under Section 368(a) of the Code. Each of the parties shall report the Combination as a reorganization within the meaning of Section 368(a) of the Code, with no gain or loss recognized by the Company or any Stockholder for federal income tax purposes, except with respect to cash

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received, or unless there has been a “determination” within the meaning of Section 1313(a) of the Code to the contrary or unless Parent’s outside tax advisers advise that there is not substantial authority for reporting the Combination as a reorganization. Except as provided in the preceding sentence, Parent and LLC shall comply with the record-keeping requirements set forth in Section 1.368-1(c) of the Treasury Regulations. Notwithstanding the foregoing or any other provision of this Agreement, no party will have any responsibility to the others in the event the Combination fails to qualify as a reorganization, and no party makes any representation, warranty or otherwise provides any assurances concerning the treatment of the Combination by any taxing authority. Each party will be solely responsible for its own tax consequences in connection with the Combination.

5.13 Employee Bonus Payments. Subject to and following the consummation of the Merger, Parent shall pay, or provide the Surviving Corporation sufficient funds to pay, as soon as practicable but in no event later than thirty (30) days following the Closing, an aggregate of $250,000 (the “Retention Bonus Fund”) which funds shall be set aside for payment to the individuals (the “Key Employees”) and in the amounts set forth in Exhibit F (the “Employee Bonus Payments”). Such Employee Bonus Payments shall be conditioned upon, with respect to any Key Employee, (i) the receipt by Parent from such Key Employee of an Acknowledgement and Release in the form set forth in Exhibit E and (ii) the acceptance of employment by such Key Employee of employment with the Parent on the terms of the individual offer letter provided by Parent to such Key Employee.

5.14 Flow of Funds. Within two (2) business days prior to the anticipated Closing Date, Parent and the Company shall agree upon a flow of funds spreadsheet which shall set forth all payments required to be made by or on behalf of all parties at the Closing or within 30 days thereafter pursuant to this Agreement, including for each such payment an identification of the payor, the payee and the payment amount.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties made by the Company and Jacoby in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Time as if made at the Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

6.2 Performance of Covenants. All of the covenants and obligations that the Company and Jacoby are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the favorable vote or written consent of a majority of the shares of outstanding capital stock of Company entitled to vote thereon.

6.4 Consents. All Consents identified in Part 2.21 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

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6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a Release in the form of Exhibit D, executed by the Stockholders;

(b) an Acknowledgment and Release in the form of Exhibit E, executed by all holders of Company Options;

(c) the statement referred to in Section 5.7(a), executed by the Company;

(d) a certificate executed by Designated Officer and containing the representation and warranty of the Designated Officer that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.8 have been duly satisfied (the “Designated Officer’s Closing Certificate”); and

(e) written resignations of all directors of the Company, effective as of the Effective Time.

6.6 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 5.7(b).

6.7 Elections to Receive Stock. Holders of not less than fifty percent (50%) of the outstanding Company Common Stock shall have elected to receive Parent Company Stock pursuant to Section 1.5(a)(1), and (ii) each Stockholder making such election shall have delivered to the Parent the representations set forth in Section 5.3(a).

6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by Parent, Merger Sub and LLC in this Agreement and in each of the other agreements and instruments delivered by Parent, Merger Sub or LLC in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Time as if made at the Closing Time (without giving effect to any “Material Adverse Effect” or materiality or similar qualifications contained in such representations and warranties).

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7.2 Performance of Covenants. All of the covenants and obligations that Parent, Merger Sub and LLC are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.4 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Company of any material right pertaining to its ownership of stock of the Surviving Corporation.

7.5 Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the favorable vote or written consent of a majority of the shares of outstanding capital stock of Company entitled to vote thereon.

7.6 Payment of Company Listed Liabilities. Parent shall have paid or otherwise satisfied the Company Listed Liabilities in accordance with Section 1.16.

SECTION 8. TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by Parent if Parent’s Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law determines that such termination is required;

(b) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied or waived by the Scheduled Closing Time;

(c) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied or waived by the Scheduled Closing Time;

(d) by Parent if the Closing has not taken place on or before December 15, 2006 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(e) by the Company if the Closing has not taken place on or before December 15, 2006 (other than as a result of the failure on the part of the Company or Jacoby to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

(f) by the mutual consent of Parent and the Company.

8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(b), or Section 8.1(d), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

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8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.5.

SECTION 9. INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) Solely for the purposes of Section 9.2, the representations and warranties made by the Company and the Designated Officer in Section 2 shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to Jacoby a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company and the Designated Officer (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(b) The representations, warranties, covenants and obligations of the Company and the Designated Officer, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

9.2 Indemnification.

(a) From and after the Effective Time (but subject to Section 9.1(a)), Jacoby shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (iii) any breach of any covenant or obligation of the Company or Jacoby (including the covenants set forth in Sections 4 and 5); (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9.2(a)); (v) any amount by which the Working Capital Deficit Adjustment exceeds the Working Capital Escrow Amount (without duplication of amounts otherwise indemnifiable under the preceding clauses of this Section 9.2(a)); and (vi) any Excess Payments incurred by Parent or the Surviving Corporation pursuant to Section 1.15.

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(b) Jacoby acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

9.3 Threshold; Ceiling; Sole Remedy.

(a) Jacoby shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $10,000 in the aggregate. If the total amount of such Damages exceeds $10,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages, and not only the portion of Damages exceeding $10,000.

(b) Notwithstanding anything in this Agreement to the contrary, the maximum liability of Jacoby under Section 9.2(a) shall be limited to an aggregate of $250,000, and shall be satisfied solely out of the Escrow Fund; provided that any Excess Payments incurred by Parent or Surviving Corporation shall be satisfied out of the Escrow Fund without regard to the $250,000 limit in this Section 9.3(b).

(c) Other than rights to equitable relief or claims for fraud or intentional misrepresentation, to the extent available under applicable law or under applicable securities laws, the sole remedy available to any Parent Indemnitee for breaches of this Agreement or any other agreement or transaction contemplated hereby shall be limited to the rights set forth in this Section 9. In no event will any other person except the named Indemnitees have any rights to any payments whatsoever.

9.4 Satisfaction of Indemnification Claim.

(a) If any Indemnitees shall have any liquidated claim of indemnification pursuant to Section 9.2(a), it shall promptly request that Parent give written notice to Jacoby and the Escrow Agent, including a brief description of the facts upon which such claim is based and the amount thereof. Any Indemnitees under Section 9.2(a) may also request that Parent provide written notice to Jacoby and the Escrow Agent of any unliquidated claim of indemnification, including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim made by any Indemnitees for Losses that are unliquidated shall not be paid but funds equal to such claim shall be held in the Indemnification Escrow until such Losses are fully liquidated. If any Indemnitees shall have any liquidated or unliquidated claim of indemnification pursuant to Section 9.2(b), it shall promptly give Parent and Jacoby notice, including a brief description of the facts upon which such claim is based and the amount thereof.

(b) If Jacoby shall notify the Escrow Agent in writing (within fifteen (15) days of delivery to the Escrow Agent by Parent of a written notice of claim for indemnification) of his objection to a claim of indemnification or a demand for the creation of a reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of funds in the Indemnification Escrow until the rights of Jacoby and the Indemnitees with respect thereto have been agreed upon between Jacoby and the claiming Indemnitees. In the event such an agreement is reached, the claiming Indemnitees shall request Parent to provide to the Escrow Agent a written notice signed by Jacoby and the claiming Indemnitees in the form specified in the Escrow Agreement. If no such agreement has been reached, either the Indemnitees or Jacoby may, not earlier than thirty (30) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in San Diego County, California before a single arbitrator to be selected pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Escrow Agent may rely on the order or other determination of such arbitrator. If such arbitrator shall determine that any part of the Escrow is to be delivered to an

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Indemnitees or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such Indemnitees the lesser of (i) the amount of the claim or claims as awarded to the Indemnitees to be satisfied or (ii) the amount remaining in Escrow. Any disputed amounts not awarded to the Indemnitees shall promptly be transferred to the unreserved portion of the Escrow. Buyer and Jacoby shall each bear their respective costs and expenses of any such arbitration.

(c) On the Termination Date, the Escrow Agent shall distribute to Jacoby all remaining amounts in the Escrow, less an amount equal to the dollar amount of all claims pursuant to subparagraph (a) above that are still in process of resolution pursuant to subparagraph (b) above. Except for claims based on fraud or intentional misrepresentation, no new claims may be brought under this Section 9 after the Termination Date with respect to representations and warranties to be made on or prior to the Closing Date hereunder or agreements to be performed prior to the Closing Date hereunder.

(d) After the Termination Date, (i) as each matter referred to in subparagraph (a) above is resolved or otherwise concluded and (ii) as each undisputed unliquidated claim under subparagraph (a) above which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to Jacoby the amounts in Escrow then determined by the Escrow Agent to be free of any rights of any Indemnitees, and, when all such matters are resolved and such claims are liquidated, the obligations under Section 9.2 above shall terminate with respect to representations and warranties to be made on or prior to the Closing Date hereunder or agreements to be performed prior to the Closing Date hereunder. The Indemnification Escrow shall be terminated when all of the funds in the Escrow shall have been disbursed in accordance with the provisions hereof and the Escrow Agreement.

(e) In the event that at any time or from time to time after the Effective Time a person indemnified under Section 9.2 shall sustain Damages, such Indemnified Party shall notify the party hereto obligated to provide such indemnification (the “Indemnitor”) of any such Damages so sustained. If Indemnitor is Parent, Indemnitor shall within thirty (30) days after transmittal of such notice pay to such Indemnitees the amount of such Damages so sustained, subject to the right to contest any claim which has not yet resulted in Damages, as herein provided. If Indemnitor is the Escrow Agent, payment shall be governed by the Escrow Agreement. In the event Jacoby shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9, Jacoby shall satisfy such liability by delivering such Indemnitee the number of shares of Parent Common Stock determined by dividing (i) the aggregate dollar amount of such liability by (ii) $3.75.

9.5 No Contribution. Jacoby waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation to which he may become subject under or in connection with this Section 9.2.

9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which Jacoby may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9.2(a), Parent shall have a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement with counsel of the Parent’s selection (who shall be approved by Jacoby, which approval shall not be unreasonably withheld); provided that Jacoby shall at all times also have the right to fully participate in the defense at its own expense. If the Parent shall, within a reasonable time after said notice, fail to defend, Jacoby shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of Indemnitor, subject to the prior written consent of Indemnitee. If the claim is one that cannot by its nature be defended solely by the Parent, Jacoby shall make available all information and assistance that the Parent may reasonably request; provided that any associated out-of-pocket expenses incurred by Jacoby shall be payable out of the Escrow.

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9.7 Tax Contest Provisions.

(a) Parent shall promptly notify Jacoby in writing upon receipt by Parent, the LLC or any of their respective affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the Stockholders may be liable under this Agreement.

(b) The Designated Officer shall have the right to represent the LLC in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date provided that Parent and its representatives shall have the right to fully participate in any such audit or proceeding and to consent to any settlement, and, if the Designated Officer does not wish to dispute any such audit of proceeding, parent may assume such representation at its expense. Parent shall have the right to represent the LLC in any Tax audit or administrative or court proceeding relating to taxable periods ending after the Closing Date, provided that the Designated Officer shall have the right to participate (at his expense) in any such audit or proceeding to the extent (and only to the extent) such audit or proceeding relates to Taxes for which the Stockholders may be liable under this Agreement. None of Parent, any of Parent’s affiliates, or the LLC may settle any Tax claim for any Taxes for which the Stockholders may be liable under this Agreement without the prior written consent of the Designated Officer, which consent may not be unreasonably withheld, to the extent such settlement would be reasonably expected to trigger indemnification by the Stockholders pursuant to Section 9 of this Agreement.

9.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) under Section 9.2(a) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.9 Indemnification by Parent for Company Listed Liabilities. From and after the Effective Time, Parent and Surviving Corporation shall jointly and severally hold harmless and indemnify the Company and each of its current and former directors, officers and stockholders (“Company Indemnitees”) from and against, and shall compensate and reimburse each of the Company Indemnitees for, all Company Listed Liabilities, including any Damages which are directly or indirectly suffered or incurred by any of the Company Indemnitees or to which any of the Company Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any Legal Proceeding relating to the non-payment of any Company Listed Liabilities (and including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9.9).

SECTION 10. MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.2 Fees and Expenses. Except as provided in Section 1.16, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation,

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preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

10.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent, Merger Sub or LLC:	Bradford Weller, General Counsel
St. Bernard Software, Inc.
15015 Avenue of Science
San Diego, CA 92128
858-676-5034 FAX

with a required copy to (which alone
shall not constitute notice):

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Lance Bridges, Esq.

if to the Company or Jacoby:	Jake Jacoby
AgaveOne, Inc. d/b/a Singlefin
737 Pearl Street, #208
LaJolla, CA 92073
619-374-7227 FAX

with a required copy to (which alone
shall not constitute notice):

Morrison & Foerster LLP
19900 MacArthur Blvd., Suite 1200
Irvine, CA 92612
Attention: Craig S. Mordock, Esq.

10.5 Confidentiality. Without limiting the generality of anything contained in Section 5.5, on and at all times after the Closing Date, the Designated Officer shall keep confidential, and shall not use or disclose to any other Person, any non public document or other non public information in such Designated Officer’s possession that relates to the business of the Company or Parent.

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10.6 Time of the Essence. Time is of the essence of this Agreement.

10.7 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

10.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Jacoby and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company’s stockholders (to the extent set forth in Section 1.5); the holders of Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. This Agreement shall not be assigned by operation of law or otherwise; except that Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

10.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13 Amendments. This Agreement may be amended by action taken by Parent and Company at any time before or after approval hereof by the stockholders of Company, but, after any

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such approval, no amendment shall be made which alters the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.15 Parties in Interest. Except for the provisions of Sections 1.6, 5.9, 5.10, 5.11 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent on and the Company on August 20, 2006 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

10.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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The parties hereto have caused this Agreement to be executed and delivered as of October 3, 2006.

ST. BERNARD SOFTWARE, INC.,
a Delaware corporation

By:	/s/ Vince Rossi

AGAVEONE ACQUISITION CORP., a Delaware corporation

By:	/s/ Vince Rossi

SINGLEFIN ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Vince Rossi

AGAVEONE, INC. a Nevada corporation

By:	/s/ Jake Jacoby

JAKE JACOBY

By:	/s/ Jake Jacoby

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:

(e) the sale, license, disposition or acquisition of all or substantially all of the Company’s business or assets;

(f) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company in excess of 20% of the amount outstanding on the date of this Agreement (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company in excess of 20% of the amount outstanding on the date of this Agreement (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company in excess of 20% of the amount outstanding on the date of this Agreement ; or

(g) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current,, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

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Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, which are owned by the Company, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Option Plan. “Company Option Plan” shall mean the 2005 Stock Incentive Plan.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Officer.

DOL. “DOL” means the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature, other than Permitted Encumbrances (including any restriction on the voting of any security, any restriction on the transfer of any security or

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other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset other than in case of securities and any other equity ownership interests, any restrictions imposed by any federal, state or non-U.S. securities laws).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agreement. “Escrow Agreement” shall mean the Escrow Agreement to be entered into by and among Parent and the Stockholders on or prior to the Closing Date substantially in the form of Exhibit G hereto.

Escrow Fund. “Escrow Fund” shall mean shares of Parent Common Stock paid under Section 1.5(a)(1) of this Agreement to the Stockholders pursuant to Section 1.5(c).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” under Section 9.2 shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective

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Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Designated Officer shall not be deemed to be an “Indemnitee.”

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Designated Officer’s Closing Certificate but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance or prospects; provided, however, that in no event shall any of the following, along or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) a change in the general economic conditions or changes affecting the industry generally in which the Company operates, (ii) compliance by the Company with the terms of this Agreement, (iii) the announcement or pendency of the transactions contemplated by this Agreement, (iv) employee attrition which is attributable to the announcement of the execution of this Agreement, or (v) any action taken by the Company mandated by any Law.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

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Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Sell. “Sell” shall mean to offer, pledge, sell, loan, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares.

Stockholder. “Stockholder” or “Stockholders” shall mean a holder or the holders of Company Common Stock immediately prior to the Effective Time.

Tax. “Tax” shall mean any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, or similar statement, required to be filed with any Governmental Body relating to any Tax.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

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